KEELEY SMALL CAP VALUE FUND, INC.
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

     THIS AMENDMENT dated as of May 16, 2005, to the Transfer Agent Servicing Agreement, dated as of September 8, 1993 (the “Agreement”), is entered by and between KEELEY Small Cap Value Fund, Inc., a Maryland corporation (the “Fund”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

     WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement; and

     WHEREAS, the Fund and USBFS desire to amend said Agreement; and

     WHEREAS, Paragraph 9 of the Agreement allows for its amendment by a written instrument executed by both parties.

     NOW, THEREFORE, the parties agree as follows:

     The following service is added to the existing fee schedule.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY SMALL CAP VALUE FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Joe D. Redwine

Title:	President	Title:	President

     KEELEY SMALL CAP VALUE FUND, INC.
TRANSFER AGENT & SHAREHOLDER SERVICES

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